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                     February 6, 2023

       Stanley Wang
       Chief Financial Officer
       Malacca Straits Acquisition Co Ltd
       Unit 601-2 St George's Bldg
       2 Ice House Street
       Central, Hong Kong

                                                        Re: Malacca Straits
Acquisition Co Ltd
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed on March 31,
2022
                                                            Form 10-Q for the
period ended June 30, 2022
                                                            Filed on August 18,
2022
                                                            File No. 001-39383

       Dear Stanley Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction